Exhibit 99.1

California Public Utilities Commission Issues Order Approving Settlement Reached in California American Water’s General Rate Case

SAN DIEGO (November 18, 2021) – The California Public Utilities Commission (CPUC) issued a final decision in California American Water’s General Rate Case at its meeting on November 18, 2021. The final decision adopts the comprehensive settlement California American Water reached with the CPUC’s Public Advocates Office, as well as two additional settlements reached with intervenors.
Under the CPUC’s final decision, which is retroactive to January 1, 2021, California American Water will be authorized additional annualized water and wastewater revenues of $17.9 million for test year 2021, $7.7 million for escalation year 2022 and $7.7 million for attrition year 2023.

The decision also authorizes $165 million in new infrastructure investment for forecasted test years 2021-2022 to maintain high-quality water and wastewater service. These investments, which include upgrades to distribution systems, treatment facilities, storage tanks and pump stations, are necessary to maintain and improve water quality, reliability, fire protection and customer service for the communities served by California American Water.

“This decision strikes the right balance to see that customers benefit from investments in water treatment and distribution while maintaining our commitment to affordability and customer assistance for those in need,” said California American Water President Kevin Tilden. “We want to continue to provide customers excellent value for their water service and maintain our systems to provide high-quality water service.”

Rate cases are proceedings used to address the capital investment needed for infrastructure, the costs of operating and maintaining the utility system and the allocation of those costs among customer classes. Large, regulated water utilities like California American Water are required by law to file a General Rate Case every three years with the CPUC to set revenues and rates.

With this approval of the CPUC’s decision, California American Water will prepare to implement the new rates in early 2022. Customers should expect to receive more information ahead of the implementation of new rates in each of California American Water’s water and wastewater service areas, as well as information about customer assistance and conservation programs.

About California American Water: California American Water, a subsidiary of American Water (NYSE: AWK), provides high-quality and reliable water and wastewater services to more than 880,000 California residents. Information regarding California American Water’s service areas can be found on the company’s website www.californiaamwater.com.

About American Water: With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to 15 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to help make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Media Contacts
Evan Jacobs
Director of External Affairs
Phone: 707-495-6135
Email: evan.jacobs@amwater.com
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